Exhibit 99.1

LEHMAN BROTHERS
PRESS RELEASE
For Immediate Release                        Media Contact:        Hannah Burns
                                                                 (212) 526-4064

                                             Investor Contact:   Shaun Butler
                                                                 (212) 526-8381



                LEHMAN BROTHERS REPORTS RECORD LEVEL OF REVENUES
                            NET INCOME INCREASES 48%

NEW YORK, June 19, 2003 -- Lehman Brothers Holdings Inc. (ticker symbol: LEH) today reported net income of $437 million, or $1.67 per common share (diluted), for the second quarter ended May 31, 2003, a 48% increase from $296 million, or $1.08 per common share (diluted), reported for the second quarter of fiscal 2002, and a 45% increase from $301 million, or $1.15 per common share (diluted), for the first quarter of fiscal 2003 ended February 28, 2003. Included in the second quarter 2003 results is a $77 million pretax ($45 million after tax) real estate-related charge.

For the first six months of fiscal 2003, net income was $738 million, or $2.81 per common share (diluted), a 24% increase from $594 million, or $2.07 per common share (diluted), for the first half of fiscal 2002.

Second Quarter Business Highlights

o Delivered strong revenue growth across all business segments versus the trailing quarter

o Increased customer flow activity drove record fixed income performance for the third consecutive quarter

o Created Global Finance, which fully coordinates the Firm's equity, debt, leveraged finance, and private placement origination capabilities to deliver a full, single platform to our clients

Richard S. Fuld, Jr., chairman and chief executive officer, said, "Our results for the second quarter confirm that our targeted client strategy is successful. The record level of revenues reflects the solid performance across our diversified set of businesses. While the market environment remains difficult, we are beginning to see positive signs for our industry, as demonstrated by the improvement in the equity markets, as well as a rise in announced mergers and acquisitions transactions."

Net revenues (total revenues less interest expense) for the second quarter increased by 38% to a record $2.3 billion, from $1.7 billion for the same period in fiscal 2002. All of the Firm's business segments posted stronger results than the trailing quarter, contributing to the record level of revenues. The Firm's Fixed Income Capital Markets business recorded its highest level of quarterly revenues ever, driven by increased customer flow activity across most products, including derivatives, credit products, and mortgages. The Client Services business experienced its second highest level of revenues ever, as a result of the sixth consecutive record quarter in the distribution of fixed income products, and an approximate 20% increase in the sale of equity products over the trailing quarter, as investors signaled a return to the equity markets.

For the first six months of fiscal 2003, net revenues were $4.0 billion, a 22% increase from $3.3 billion for the first half of fiscal 2002.

Non-interest expenses for the quarter were $1.7 billion, compared to $1.2 billion for the second quarter of fiscal 2002. Compensation and benefits as a percentage of net revenues remained at 51% during the second quarter of fiscal 2003. Nonpersonnel expenses in the fiscal 2003 second quarter were $418 million, compared to $379 million in the same period a year ago. In addition, non-interest expenses in the second quarter of fiscal 2003 include a $77 million real estate charge.

The $77 million pretax real estate charge ($45 million after tax) was associated with the Firm's previous decision to dispose of certain excess real estate. This charge represents an adjustment to previously recorded charges, reflecting the further softening of the real estate markets in New York and London.

For the quarter ended May 31, 2003, the Firm's pretax margin was 27.4%, compared to 26.2% in the fiscal 2002 second quarter, and 25.6% in the first quarter of 2003. For the fiscal 2003 second quarter, the Firm's return on common equity was 19.6%, compared to 14.1% in the fiscal 2002 second quarter, and 13.9% in the trailing quarter ended February 28, 2003.

As of May 31, 2003, Lehman Brothers stockholders' equity totaled $9.6 billion, and total capital (stockholders' equity, trust preferred securities, and long-term debt) was approximately $54.2 billion. Book value per common share was $36.77.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.

                                 Conference Call

A conference call to discuss the Firm's financial results and outlook will be held at 10:00 a.m., EST on Thursday, June 19, 2003. Members of the public who would like to access the conference call should dial, from the U.S., 888-606-8409, or, from outside the U.S., 210-839-8512. The passcode for all callers is LEHMAN. The conference call will also be accessible through the "Shareholders" section of the Firm's Web site, www.lehman.com, under the subcategory "Webcasts." For those unable to listen to the live broadcast, a replay will be available on the Firm's Web site or by dialing 800-756-0344 (within the U.S.) or 402-998-0762 (from outside the U.S.). The replay will be available beginning approximately one hour after the event and will remain available on the Firm's Web site until 5:00 p.m., EST, on July 17, 2003, and by phone until 5:00 p.m., EST, on July 11, 2003.

Please direct any questions regarding the conference call to Shaun Butler at 212-526-8381, or sbutler@lehman.com, or Benjamin Pratt at 212-526-5975, or benjamin.pratt@lehman.com .

              Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts, but instead represent only the Firm's expectations, estimates, and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include risks and uncertainties relating to market fluctuations and volatility, industry competition and changes in the competitive environment, investor sentiment, liquidity risks, credit ratings changes, credit exposures and legal and regulatory changes and proceedings. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Firm's most recent Annual Report to Shareholders and Quarterly Report on Form 10-Q.

                                  # # #